Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SOFTBRANDS, INC.

SoftBrands, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                       Name.  The name of the corporation is SoftBrands, Inc.

2.                                       Registered Office and Registered Agent.  The address of the registered office of the corporation in Delaware is Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington DE 19808, County of New Castle and the name of its registered agent at that address is Corporation Service Company.

3.                                       Purposes.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.                                       Capital Stock.  The total number of shares that the corporation is authorized to issue is 125,000,000 shares, consisting of 110,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.  The board of directors is hereby expressly granted the authority to issue the preferred stock from time to time in one or more classes or series and by resolution or resolutions to establish the number of shares to be included in each such class or series and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof.

5.                                       Bylaws.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6.                                       Limitation of Directors’ Liability; Indemnification.  The personal liability of the directors of the corporation shall be eliminated to the fullest extent permitted by law.  The corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law.  Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7.                                       Stockholder Written Consent.  No action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

8.                                       Stockholder Voting Requirements.  Articles 5, 6, 7, 9, 10 and this Article 8 may not be amended, modified or repealed in any respect, and no articles imposing preemptive rights or cumulative voting in the election of directors may be added, without the affirmative vote of the holders of at least 70% of the voting power of all outstanding shares of capital stock of the corporation entitled to vote thereon (considered for this purpose as a single class).  The stockholders of the corporation may only adopt, amend or repeal bylaws with the affirmative vote of the holders of at least 70% of the voting power of all outstanding shares of capital stock of the corporation entitled to vote thereon (considered for this purpose as a single class).

9.                                       Classified Board of Directors.  The board of directors shall consist of not fewer than 4 and not more than 9 directors, as fixed from time to time by vote of a majority of the entire board of directors.  The number of directors shall be 4 until otherwise fixed.  The board of directors shall be divided into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible.  The initial Class I, Class II and Class III directors shall be so designated by a resolution of the board of directors.  Each initial director in Class I shall hold office for a term expiring at the first annual meeting of the stockholders; each initial director in Class II shall hold office for a term expiring at the second annual meeting of the stockholders; and each initial director in Class III shall hold office for a term expiring at the third annual meeting of the stockholders.  At each annual meeting of the stockholders, each director elected to succeed a director of the class whose term then expires shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders after his or her election, or until his or her earlier death, resignation or removal.  No decrease in the number of directors shall shorten the term of any director in office at the time.  The board of directors shall designate any newly created directorship as belonging to Class I, Class II or Class III.  Any director elected to fill any vacancy on the board of directors, whether created by reason of death, resignation, removal or increase in the number of directors, shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created.  Notwithstanding that some lesser percentage may be specified by law, this certificate of incorporation or the bylaws, a director may be removed from office only for cause and then only with the affirmative vote of the holders of at least 70% of the voting power of all outstanding shares of capital stock of the corporation then entitled to vote generally at an election of directors.

10.                                 Elections of Directors.  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.